Exhibit 10.1

PORTLAND NATURAL GAS TRANSMISSION SYSTEM

OPERATING (MANAGEMENT) AGREEMENT

This Agreement dated as of the 2d day of October, 1996, by and between Portland Natural Gas Transmission System, a Maine general partnership (the “Partnership”), and PNGTS Operating Co., LLC, a Massachusetts limited liability company (hereinafter referred to as “PNGTS”).

WITNESSETH:

WHEREAS, the Partnership was formed pursuant to a Partnership Agreement dated as of November 23, 1993, to plan, design, construct, own and operate an interstate natural gas pipeline system extending from the United States/Canadian border to an interconnection with Tennessee Gas Pipeline near the Massachusetts-New Hampshire border (the “Facilities”); and

WHEREAS, the Partnership wishes to designate PNGTS as Operator to manage certain pre-certification activities and the design, construction, operation, maintenance and administration of the Facilities; and

WHEREAS, PNGTS is willing and able to assume the responsibilities of Operator for the Partnership on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the representations, covenants and premises hereinafter set forth, the Parties agree as follows:

1.                                      Definitions.

Those capitalized terms which are defined in the Partnership Agreement (as defined herein) shall, except as otherwise specifically provided herein, have the same meanings in this Agreement. In addition, the following capitalized terms shall have the meanings set forth below:

1.1                               Completion Date. The date on which the Facilities are placed in service.

1.2                               Day. A period of twenty-four (24) consecutive hours commencing at 8:00 a.m. Eastern Standard Time.

1.3                               FERC. The Federal Energy Regulatory Commission.

Portland/PNGTS Operating Agreement

Execution Copy

1.4                               FERC Tariff. The Partnership’s tariff which is either (i) the tariff in effect pursuant to an order from FERC, or (ii) if no such FERC order is then in effect, then the tariff which the Partnership has filed with FERC.

1.5                               Month. A period of time beginning on the first Day of a calendar month and ending at the same time on the first Day of the next succeeding calendar month.

1.6                               Partnership Agreement. The Amended and Restated Partnership Agreement of Portland Natural Gas Transmission System, dated March 1, 1996, and all amendments thereto.

1.7                               Party. The Partnership or Operator, and “Parties” shall mean both the Partnership and Operator.

1.8                               Year. Each twelve (12) Month period beginning on the first Day of a calendar year and ending on the first Day of the next calendar year, Provided that the first year hereunder shall begin on the date specified in Section 9.1, and shall end on the first Day of the following calendar year, and further provided that the last contract year shall end at the end of the term provided in §9.1 of this Agreement, unless extended by mutual agreement between the Partnership and Operator.

2.                                      Relationship of the Parties.

2.1                               Appointment as Operator. Upon and subject to the terms and conditions of this Agreement, the Partnership hereby appoints PNGTS as Operator of the Facilities and PNGTS hereby accepts such appointment and agrees to act, subject to the general direction of the Partnership through the Management Committee or such other committees as may hereafter be designated by the Partnership, pursuant to the provisions of this Agreement and of the Partnership Agreement, the terms of which are incorporated herein by reference.

2.2                               Operator’s Authority to Execute Contracts. Subject to any procedures established and approved by the Management Committee, contracts relating to Partnership business may be executed by Operator on behalf of the Partnership. Copies of all contracts entered into by Operator which affect the Partnership or the Facilities shall be in writing and shall be provided to the Partnership. Without approval of the Management Committee, PNGTS shall not execute any contract with or otherwise commit the Partnership or PNGTS to any obligation to any third party unless (i) the contract or commitment is authorized pursuant to Section 3.3 or 5.2 and (ii) the contract or commitment contains a provision limiting the claims of such third party (and any of its beneficiaries) thereunder to the assets of the Partnership and expressly waiving any rights of such parties (and any beneficiaries) to proceed against the Partners individually.

2.3                               Operator’s Representations and Warranties. Operator hereby represents and warrants to the Partnership as follows:

2.3.1                     Operator is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full authority to perform this Agreement.

2.3.2                     This Agreement has been duly authorized by all necessary action on the part of Operator and, when executed and delivered by it and the Partnership, will be the binding agreement of Operator, enforceable against it in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency or similar laws or by general equitable principles applied by a court having jurisdiction.

2.3.3                     The execution, delivery and performance of this Agreement by Operator will not conflict with, or constitute a default under, the Operating Agreement of Operator, or any material contract, indenture, agreement or other instrument to which Operator is a party or by which it or its properties is bound.

2.4                               Partnership’s Representations and Warranties. The Partnership hereby represents and warrants to Operator as follows:

2.4.1                     The Partnership is a general partnership duly organized, validly existing and in good standing under the laws of the State of Maine, with full partnership authority to perform this Agreement.

2.4.2                     This Agreement has been duly authorized by all necessary partnership action on the part of the Partnership and, when executed and delivered by it and Operator, will be the binding agreement of the Partnership, enforceable against it in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency or similar laws or by general equitable principles applied by a court having jurisdiction.

2.4.3                     The execution, delivery and performance of this Agreement by the Partnership will not conflict with, or constitute a default under, the Partnership Agreement of the Partnership, or any material contract, indenture, agreement or other instrument to which the Partnership is a party or by which it or its properties is bound.

3.                                      Operator’s Pre-Certification, Design, Construction, Operation, Maintenance, and Administration Responsibilities.

3.1                               Operator’s Responsibilities. Subject to the prior budget authorizations of the Management Committee pursuant to §5.2 of this Agreement and the prior approval of the Management Committee with respect to those matters enumerated in Section 7.2.6 of the Partnership Agreement, Operator shall have the general responsibility for the day-to-day management of the design, construction, operation, maintenance, and administration of the Facilities as set forth herein. Notwithstanding the foregoing, all responsibilities not expressly delegated to Operator by this Agreement or by resolution of the Management Committee or which are not reasonably related to expressly delegated responsibilities shall be retained by the Partnership. In discharging its responsibilities hereunder, Operator shall;

3.1.1                     Provide the day-to-day management, supervision, operating, marketing and maintenance services for the Facilities; identify market opportunities and services related to the Facilities and prepare and implement plans for the marketing of such services to shippers thereon, subject to the prior review and approval of such plans by the Partnership; prepare the design and construction plans for the Facilities and submit such plans to the Management Committee for its approval; act as administrative liaison and provide other related services for the Partnership, including, but not limited to, legal, accounting, engineering, environmental, construction, repair, replacement, operational planning, public relations, budgeting, technical services, insurance administration, tax services, and ail regulatory matters.

3.1.2                     Prepare, file and prosecute applications for regulatory and governmental authority required by the Partnership, make periodic filings required of the Partnership by governmental or regulatory agencies having jurisdiction.

3.1.3                     Prepare financing plans for the Partnership (but not for the individual Partners) and negotiate for Financing Commitments, if any, to be entered into by the Partnership for the construction of the Facilities; provided, however, that each Partner shall be entitled to be present and to participate in such negotiations.

3.1.4                     Maintain accurate and itemized accounting records in accordance with Required Accounting Practice for pre-certification, design, planning, construction, operation and maintenance of the Facilities, together with any information reasonably required by the Partnership relating to such records.

3.1.5                     Prepare proposed budgets and schedules for the review and approval of the Partnership pursuant to §5.2 of this Agreement.

3.1.6                     Prepare the financial statements set forth in §§6.4 and 6.5 of the Partnership Agreement.

3.1.7                     Pay and discharge promptly, for and on behalf of the Partnership, all costs and expenses incurred or required to be paid in connection with the Facilities pursuant to §§3.3, 5.2 and 5.3.

3.1.8                     Cause the Facilities to be designed, constructed and operated in accordance with the requirements of all federal, state, or other governmental agencies having jurisdiction, including but not limited to the requirements of the United States Department of Transportation set forth in 49 CFR Part 192, in accordance with the highest and best practices then applied in the natural gas pipeline industry, and provide or cause to be provided such appropriate supervisory, audit, administrative, technical and other services as may be required.

3.1.9                     Prepare tax returns required of the Partnership and pay such taxes as are required and approved to be paid by the Partnership. This includes all taxes (except those measured by income) of every kind and nature assessed or levied upon or incurred by Operator in connection with the Partnership’s business.

3.1.10              Maintain custody of such funds, notes, drafts, acceptances, commercial paper and other securities belonging to the Partnership; keep funds belonging to the Partnership in the name of the Partnership on deposit in one or more interest-bearing accounts (including certificates of deposit) with such banking institutions as shall be approved by the Management Committee as provided in §6.10 of the Partnership Agreement, or in such other accounts or investment media (including money market mutual funds and investment grade commercial paper) as the Management Committee may approve from time to time; and disburse such funds on behalf of the Partnership; provided, that the Partnership’s funds shall not be commingled with funds belonging to Operator.

3.1.11              Recommend to the Partnership and negotiate service agreements with legal counsel, certified public accountants and financial and other consultants to be retained by the Partnership.

3.1.12              Supervise and administer gas transportation contracts in accordance with the Partnership’s service agreements and FERC Tariff, including, but not limited to, preparation and collection of all bills for services rendered thereunder.

3.1.13              As soon as practicable after the end of each month subsequent to the Completion Date, furnish the Partnership with the volumes and BTU content of gas consumed or lost in operations during the preceding month and each shipper’s proportionate share of all such volumes, together with all applicable gas volumes statements and BTU analyses.

3.1.14              Make reports to and consult with the Management Committee regarding all duties, responsibilities and actions of Operator under this Agreement in the form and at the times reasonably requested by the Management Committee, and provide access to information related thereto to the Partnership.

3.1.15              Except as otherwise provided by applicable laws or governmental regulations or as otherwise directed by the Partnership, retain all charts, records, books of account, Partnership tax returns, plans, designs, studies and reports and other documents related to the design, construction, operation, maintenance and administration of the Facilities for a period of five (5) years from the date of completion of the activity to which such records relate or such longer period as is requested by the Partnership.

3.1.16              Prepare and negotiate in the name of the Partnership rights-of-way, permits and contracts necessary for construction, operation and maintenance of the Facilities, resist the perfection of any involuntary liens against Partnership property and, to the extent permitted by law, hold Partnership property free of all involuntary liens.

3.1.17              Make reports as soon as practicable to the Partnership of all non-routine occurrences that Operator determines may have a significant adverse impact upon the operation of the Facilities and make a follow-up report at an appropriate time on the response to each such non-routine occurrence.

3.1.18              Perform such other duties as are reasonably required by the Management Committee or as are necessary or appropriate to discharge Operator’s responsibilities under this Agreement.

3.2                               Change in Operator’s Responsibilities. The Partnership may change the authority and responsibility delegated to Operator under this §3 of this Agreement following written notice of such change. It is understood and agreed that any such change made by the Partnership shall be effective and binding on Operator under this Agreement on the first business day following the date such notification is sent by the Partnership.

3.3                               Operator’s Authority to Perform Unbudgeted Maintenance and Repairs. Operator is authorized to perform maintenance and repairs to the Facilities which have not been included in the most recent budget approved by the Management Committee pursuant to §5.2 of this Agreement, provided that the total cost of all such unbudgeted maintenance and repairs in any of the Partnership’s fiscal years shall not exceed $100,000 or the amount permitted under §5.2 of this Agreement, whichever is greater, and provided, further, that Operator informs the Partnership of the incurrence of any such expenses. Operator is authorized to make emergency maintenance and repairs to the Facilities at any time irrespective of budget authorization. PNGTS shall give prompt written notice to the Partnership of the nature, extent and cost of such emergency maintenance and/or repairs.

3.4                               Operator’s Right to Request Instructions From Management Committee. Operator may at any time, if it deems it to be necessary or appropriate, request instructions from the Management Committee with respect to any matter contemplated by this Agreement and may defer action thereon pending the receipt of such instructions. Operator shall be fully protected in acting in accordance with the instructions of the Management Committee or in omitting to act pending the receipt of such instructions, and shall have no liability for any act in good faith in compliance therewith, or for its good faith failure to act pending receipt thereof.

3.5                               Preconstruction and Construction Activities. To ensure overall compatibility with the upstream and downstream Facilities and the ability for Operator to provide dispatching services hereunder, and as necessary:

3.5.1                     During the design and preparation of the plans and specifications for construction of the Facilities, Operator will periodically review such plans and specifications in coordination with the Partnership and any engineering design contractor and, prior to execution of the contract(s) to construct the Facilities, Operator will meet with the Partnership, any such engineering design contractor and the proposed construction contractor(s) to review construction procedures. Any material contracts relating to the design or construction of the Facilities shall be subject to prior Management Committee review and approval.

3.5.2                     Operator shall provide recommendations to the Management Committee for its approval with respect to the design and installation of measurement and regulating facilities and communications (including SCADA) equipment in conjunction with the preparation of the plans and specifications for the Facilities to ensure compatibility.

4.                                      Employees, Consultants and Subcontractors.

4.1                               Operator’s Employees, Consultants and Subcontractors. Operator shall employ or retain and have supervision over the Persons (including consultants and professional service or other organizations) required by Operator to perform its duties and responsibilities hereunder in an efficient and prudent manner. Operator shall pay all budgeted expenses in connection therewith, including compensation, salaries, wages, overhead and administrative expense incurred by Operator and, if applicable, social security taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses. All expenses pursuant to this §4.1 shall be reimbursed to Operator by the Partnership.

4.2                               Affiliates of Operator or Partners. Operator is authorized to utilize, as it deems necessary, the services of independent contractors approved by the Management Committee, including the services of any Partner or any Partner’s Affiliate, so long as the services of any such Partner or any such Partner’s Affiliate are offered, provided and utilized on terms materially no less favorable to the Partnership than those prevailing at the time for comparable services of unaffiliated independent parties, and Operator shall negotiate contracts for such services and execute the same as provided for in §2.2 of this Agreement.

4.3                               Standards for Operator and its Employees. Operator shall perform its services and carry out its responsibilities hereunder and shall require all of its employees and contractors, subcontractors, and materialmen furnishing labor, material or services for the construction and operation of the Facilities to carry out their responsibilities, in accordance with the highest and best practices then applied in the natural gas pipeline industry and in compliance with all relevant laws, statutes, ordinances, safety codes, regulations and rules of governmental authorities having jurisdiction applicable to the Facilities and in accordance with the FERC Tariff.

4.3.1                     Operator shall require all contractors, and such contractors shall use reasonable efforts to require all subcontractors, to hold harmless and indemnify the Partnership and each Partner against any claim, loss or liability for death, personal injury or damage to or destruction of property incurred by reason of any act or omission of such act by contractors and subcontractors and their agents, servants and employees.

4.3.2                     All materials and workmanship used or provided in performing the duties and responsibilities hereunder shall be in accordance with applicable drawings, specifications and standards.

4.3.3                     Operator will exercise reasonable diligence to obtain the most favorable terms or warranties available from vendors, suppliers and other third parties and, where appropriate, Operator shall assign such warranties to the Partnership.

4.4                               Non-Discrimination. In performing under this Agreement, Operator will not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or handicap, and will comply with all provisions of Executive Order 11246 of September 24,

1965 and any successor order thereto, to the extent that such provisions are applicable to Operator and/or the Partnership.

4.5                               Drug Testing. The Operator shall be in compliance with the terms of the United States Department of Transportation Federal Pipeline Safety Drug Testing Regulations as provided in 49 Code of Federal Regulations, Part 199.

4.6                               Prohibition on Employment of Unauthorized Aliens. The Operator covenants and agrees to exercise reasonable diligence to ensure that during the term of this Agreement, it shall not employ unauthorized aliens as defined in the Immigration Reform and Control Act of 1986, as amended.

4.7                               Americans With Disabilities Act. The Operator shall comply with all provisions of the Americans With Disabilities Act of 1990, as amended

4.8                               Consultants and Subcontractors. The provisions of §§4.3, 4.4, 4.5, 4.6 and 4.7 shall be applicable to any contractor, consultant and/or subcontractor retained by Operator in connection herewith.

5.                                      Financial and Accounting.

5.1                               Accounting and Reimbursement.

5.1.1                     Operator shall keep a full and complete account of all costs, expenses and expenditures incurred by it or incurred by the Partnership and paid for by Operator using Partnership funds, in connection with performance of Operator’s obligations hereunder in the manner set forth in the Accounting Procedure.

5.1.2                     Operator shall be reimbursed by the Partnership for all reasonable and proper costs, expenses and expenditures incurred by it on behalf of the Partnership in accordance with the provisions of this Agreement; provided, however, that costs incurred by PNGTS under Section 8.1 of this Agreement shall not be reimbursed by the Partnership. It is the intent of the Parties that Operator shall perform its services hereunder on a fully reimbursed basis, pursuant to the provisions of this Agreement, without profit or loss.

5.2                               Budgets. As soon as practicable, but in no event later than sixty (60) days after the date set forth in §9.1 hereof, Operator shall prepare and submit for approval of the Management Committee an initial estimate of capital expenditures, operating income and expenses and required working capital (which shall not exceed an amount sufficient to fund cash requirements for a forty-five (45) day period) which Operator anticipates for the remainder of the Year. Annually thereafter, on or before each September 1, Operator shall prepare and submit for approval of the Management Committee an estimate of capital expenditures, operating income and expenses and required working capital which Operator anticipates for the ensuing Year broken down into such individual line items and including such supporting documentation and data as the Management Committee may reasonably require. If the Management Committee does not approve a budget, or any portion thereof is not approved, then it shall be revised by Operator in accordance with the instructions of the Management Committee. Except as the Management Committee may otherwise direct, the budget approved by the Management Committee and then in effect shall constitute authorization of Operator to incur the expenditures contained in such budget and to incur expenditures up to ten percent (10%) in excess of the amount set for any line item in such budget, provided that the total of all such expenditures in excess of budgeted line item amounts shall not exceed five percent (5%) of the total amount of such budget. Operator shall immediately inform the Management Committee of any facts which Operator believes may increase or decrease any line item in the most recent budget approved by the Management Committee by ten percent (10%) or more or increase or decrease the total amount of such budget by five (5%) or more and submit a revised budget for approval prior to making any expenditures, unless the expenditures are covered by §3.3 of this Agreement.

5.3                               Working Capital Advances and Other Funds. The Operator may, by written notice, request that the Partnership make advances to fund three (3) months of its working capital requirements as provided for in the applicable budget then in effect pursuant to §5.2 hereof, and shall be authorized to retain from the operating revenues of the Partnership sufficient funds to meet such working capital requirements. The Operator shall hold any such working capital funds separate and apart from its other funds and in trust for the payment of the Partnership’s expenses pursuant hereto, shall be authorized to pay the Partnership’s expenses from such working capital funds in its possession, shall invest such funds to obtain a maximum return consistent with preservation of the Partnership’s capital, and shall not use any such funds for purposes other than in connection with this Agreement.

5.4                               Rate Reviews. Operator shall review from time to time the rates and fees charged for transportation services and other matters contained in the FERC Tariff and recommend to the Partnership revisions in such rates and fees and other matters as necessary to reflect increased or decreased costs or other changes in the conditions of service in order to assure that all costs are reflected in the FERC Tariff. Operator shall also be responsible for all governmental regulatory filings as required.

5.5                               Audit and Examination. In addition to the audit responsibilities assigned by the Partnership Agreement to the Audit Committee, any Partner(s), the Partnership or their designated representatives (including in the case of the Partnership representatives from each Partner), after fifteen (15) Days’ notice in writing to Operator, shall have the right during normal business hours to audit or examine, at the expense of the Partner(s) or the Partnership conducting the audit or examination, all books and records of the Operator as well as the relevant books of account of the Operator’s contractors, relating to the pre-certification design, construction, operation, maintenance, and administration of the Facilities; provided, however, that the total number of audits commenced in any Year by a Partner shall not exceed two. Such audit right shall include the right to meet with Operator’s internal and independent auditors to discuss matters relevant to the audit or examination. All audits by a Partner hereunder shall take place within two (2) Years after the close of the Year with respect to which such audit is conducted; provided, however, that any Partner audits relating to construction costs may be made up to forty-eight (48) Months after the Completion Date. The Operator shall respond to any claim or discrepancies made or discovered under this §5.5 within one (1) month of its receipt of such claim or discrepancies.

5.6                               Inspection. Each Partner shall, at its sole risk and expense, have the right at all reasonable times during normal business hours to inspect the Facilities.

6.                                      Status of Operator. In performing services pursuant to this Agreement, Operator shall be an independent contractor to the Partnership.

7.                                      Intellectual Property.

7.1                               Inventions and Copyrights. Any (i) inventions, whether patentable or not, developed or invented, or (ii) copyrightable material, developed by Operator or its Affiliates or employees while engaged primarily in the performance of services under this Agreement shall, unless otherwise directed, be assigned to the Partnership, which shall have the exclusive right to the exploitation thereof. All subcontracts entered into by Operator hereunder shall contain a provision comparable to this §7.1, unless the Management Committee otherwise agrees.

7.2                               Confidentiality. Operator and the Partnership shall comply with the provisions applicable to confidential information set out in §13.12 of the Partnership Agreement, which provisions are incorporated herein by reference as if set out in full.

7.3                               License to Operator. The Partnership hereby grants to Operator on behalf of the Partnership an irrevocable, royalty-free, non-exclusive and non-assignable license to use, for the duration of its appointment as Operator or for the term of this Operating Agreement, whichever period is shorter, any confidential information provided to the Operator and designated as such by the Partnership, or generated by the Partnership or Operator on behalf of the Partnership during the term of the Partnership Agreement. For purposes of this §7.3, confidential information shall include, but shall not be limited to, inventions (whether patented or not) and copyrighted or copyrightable material. As a condition precedent to the effectiveness of the aforesaid license, Operator hereby expressly agrees that it will utilize such confidential information solely in connection with the performance of its duties hereunder and further expressly agrees that if Operator is not a Partner or an Affiliate of one or more Partners, it will be subject to and bound by the provisions set forth in §13.12 of the Partnership Agreement as if it were a Partner, which provisions are incorporated herein by reference as if set out in full. Upon termination of this Operating Agreement, its removal as Operator or assignment pursuant to Section 15.6 hereof, Operator shall return all confidential information which has been provided to it pursuant to the aforesaid license, together with all reproductions thereof in Operator’s possession, to the Partnership.

8.                                      Indemnification, Litigation, Insurance and Liability.

8.1                               Operator’s Indemnity. Operator shall indemnify, defend and hold the Partnership, its Partners, employees and agents and the Affiliates, directors, officers, employees and agents of its Partners, harmless from and against any claim, demand, cause of action, liabilities (including reasonable attorneys’ fees), damages, loss or expense arising from or related in any way to:

8.1.1                     all actions or failures to act by Operator which are not in accordance with the terms of this Agreement or any express direction by the Partnership.

8.1.2                     claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by Operator in connection herewith except for claims associated with or resulting from good faith efforts to contest such taxes.

8.1.3                     Partnership losses and/or third party claims arising from Operator’s gross negligence or willful misconduct or both.

8.2                               Partnership’s Indemnity.

8.2.1                     The Partnership shall indemnify and hold harmless Operator and its agents, and employees from and against all actions, claims, demands, costs and liabilities (including reasonable attorneys’ fees) (but only to the extent that such actions, claims, demands, costs and liabilities are not satisfied by insurance) arising out of the acts (or failure to act) in good faith of Operator, its agents and employees within the scope of Operator’s authority under this Operating Agreement, including actions, claims, demands, costs and liabilities resulting from the negligence of Operator, its agents and employees, and Operator, its agents and employees shall not be liable for any obligations, liabilities, or commitments incurred by or on behalf of the Partnership as a result of any such acts (or failure to act). Operator, its agents and employees shall not be indemnified for any actions, claims, demands, costs and liabilities resulting from their gross negligence or willful misconduct.

8.2.3                     Any and all claims, damages or causes of action against the Partnership in favor of anyone other than the Partnership or Operator arising out of the pre-certification design, construction, operation, maintenance, and administration of the Facilities which are not covered by insurance shall be settled or litigated and defended by Operator in accordance with its best judgment and discretion when either (A) (i) the amount involved is less than a ceiling amount to be established by the Management Committee, (ii) no injunctive or similar relief is sought, (iii) no criminal sanction is sought, and (iv) no environmental or safety issues are involved; or (B) the action is one for which Operator is required to provide indemnification pursuant to §8.1 of this Agreement. Otherwise, any decision to settle, litigate or defend such claims, damages or causes of action shall be made by the Partnership.

8.3                               Insurance.

8.3.1                     Operator shall carry and maintain insurance in amounts and on such terms as may be directed by the Partnership from time to time, so as to protect Operator, its agents and employees against all actions, claims, demands, costs and liabilities arising out of the negligence of Operator, its agents and employees in connection with their good faith acts (or failure to act) within the scope of Operator’s authority under this Operating Agreement. Operator shall, subject to the approval of the Management Committee, carry and maintain such other insurance for the benefit of the Partnership and Operator and require contractors, subcontractors or consultants to carry and maintain insurance deemed adequate by Operator, as approved by the Management Committee, (i) to protect the Partnership and Operator and (ii) satisfy any other requirements under applicable law.

8.3.2                     With respect to claims and losses covered by insurance other than insurance provided for in §8.3.1 of this Agreement, it is agreed that neither Operator nor the Partnership shall have any rights of recovery against one another, or against the Affiliates of each, or the insurers of either of them, and their rights of recovery are mutually waived to the extent of the loss covered by insurance other than insurance provided for in §8.3.1 hereof. All such policies of insurance shall be endorsed properly to effectuate this waiver of recovery, provided, however, that if either the Partnership or Operator is unable, despite its best efforts, to obtain such an endorsement, then the other Party may waive or appropriately modify this requirement.

8.4                               Limitation of Liability. The Partnership and Operator hereby agree that any claim against the Partnership or Operator which may arise hereunder shall be made only against the assets of the Partnership or Operator, as the case may be, and that all rights to proceed against the Partners of the Partnership or the shareholder(s) of Operator or the assets of either, other than their interests in the Partnership or Operator, as the case may be, as a result of any such claim or any obligations arising therefrom, are hereby expressly waived.

8.5                               Subrogation. The Partnership shall be subrogated to Operator’s rights with respect to any matter covered by the indemnity provided by the Partnership to Operator hereunder. If Operator recovers damages from a third party relating to a matter for which the Operator has already been paid or compensated, then it is agreed that Operator shall pay the amount of such third party recovery to the Partnership.

9.                                      Term.

9.1                               Term. This Agreement shall be effective as of the date set forth at the beginning of this Agreement and, subject to the provisions of the Partnership Agreement, shall continue for a term of twenty (20) years after the Completion Date, and thereafter on a year-to-year basis subject to termination by either Party upon one year’s written notice to the other Party, unless sooner terminated upon ten (10) days written notice from the Partnership to the Operator.

10.                               Survival of Obligations. The termination of this Agreement shall not discharge either Party from any obligation which it owes to the other Party by reason of any transaction, commitment or agreement entered into, or any loss, cost, damage, expense or liability which shall occur or arise (or the circumstances, events or basis of which shall occur or arise) prior to such termination.

11.                               Accounting and Taxes.

11.1                        Consistent with Partnership Agreement. The accounting and tax service provided by Operator shall be consistent with the applicable provisions of §6 of the Partnership Agreement which are incorporated by reference herein as if set forth in full. Matters of tax policy for the Partnership shall be the responsibility of and determined by the Management Committee in accordance with §7.6 of the Partnership Agreement.

12.                               Law of the Contract. This Agreement shall be construed and interpreted under the laws of the State of Maine, without regard to the principles of conflicts of laws.

13.                               Force Majeure.

13.1                        Effect of Force Majeure. In the event that either the Partnership or Operator is rendered unable, by reason of any event of force majeure, as defined herein, to perform, wholly or in part, any obligation or commitment set forth in this Agreement, then upon such Party’s giving notice and full particulars of such event as soon as practicable after the occurrence thereof, the obligations of both Parties, except for unpaid financial obligations arising prior to such event of force majeure, shall be suspended to the extent and for the period of such force majeure condition.

13.2                        Nature of Force Majeure. The term “force majeure” as used in this Agreement shall mean acts of God, strikes, lockouts, or industrial disputes or disturbances, civil disturbances, arrests and restraint from rulers of people, interruptions by government or court orders, present and future valid orders, decisions or rulings of any government or regulatory entity having proper jurisdiction, acts of the public enemy, wars, riots, blockades, insurrections, inability to secure labor or inability to secure materials, including inability to secure materials by reason of allocations promulgated by authorized governmental agencies, epidemics, landslides, lightning, earthquakes, fire, storms, floods, washouts, inclement weather which necessitates extraordinary measures and expense to construct facilities and/or maintain operations, explosions, breakage or accident to machinery or lines of pipe, freezing of pipelines, inability to obtain or delays in obtaining easements or rights-of-way, the making of repairs or alterations to pipelines or plants, or any other cause, whether of the kind herein enumerated or otherwise, not reasonably within the control of the Party claiming force majeure.

13.3                        Non-Force Majeure Situations. Neither Operator nor the Partnership shall be entitled to the benefit of the provisions of §13.1 of this Agreement under the following circumstances:

13.3.1                      To the extent that the failure was caused by the Party claiming suspension having failed to remedy the condition by taking all reasonable acts, short of litigation, if such remedy requires litigation, and having failed to resume performance of such commitments or obligations with reasonable dispatch;

13.3.2              If the failure was caused by failure of the Party claiming suspension to request or pay necessary funds in a timely manner, or with respect to the payment of any amounts then due hereunder;

13.3.3              To the extent that the failure was caused or contributed to by the negligence, gross negligence or willful misconduct of the Party claiming suspension.

13.4                        Resumption of Normal Performance. Should there be an event of force majeure affecting performance hereunder, the Parties shall cooperate to take all reasonable steps to remedy such event with all reasonable dispatch to insure resumption of normal performance.

13.5                        Strikes and Lockouts. Settlement of strikes and lockouts shall be entirely within the discretion of the Party affected, and the requirement in §§13.3.1 and 13.4 of this Agreement that any event of force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of the parties directly or indirectly involved in such strikes or lockouts when such course is inadvisable in the discretion of the Party having such difficulty.

14.                               General.

14.1                        Effect of Agreement. This Agreement, together with the Partnership Agreement, reflects the whole and entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, among the Parties with respect to the subject matter hereof.

14.2                        Notices. Unless otherwise specifically provided in this Agreement, any written notice or other communication shall be sufficiently given or shall be deemed given on the fifth (5th) business day following the date on which the same is mailed by registered or certified mail, postage prepaid, or on the next business day following the date on which the same is sent via a nationally recognized courier service or by telecommunication, in each case addressed:

14.2.1              if to Operator, to:

Michael A. Minkos, President

300 Friberg Parkway

Westborough, MA 01581-5039

or such other person and/or address as may be designated from time to time by written notice to the Partnership.

14.2.2              if to the Partnership, to each of the Partners as set forth in §13.2.1 of the Partnership Agreement or to such other Person and/or address as may be designated from time to time by any Partner by written notice to Operator. Any Partner may request that additional copies of notices be given to an Affiliate of such Partner at such address as is designated by such Partner by written notice to Operator; provided, however, that any failure to give such notice shall not affect the validity of any notice given to any Partner or the Partnership in accordance with this §14.2. Operator agrees to give such notice to any such Affiliate.

14.3                        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.4                        Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.5                        Waiver. No waiver by any Party of any default by any other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of any Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one Party shall constitute a waiver of such right by the other Party except as may otherwise be required by law with respect to Persons not parties hereto. The failure of one Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

14.6                        Assignability. This Agreement may not be assigned by the Operator, nor may Operator delegate any of its obligations hereunder except as otherwise expressly permitted or contemplated hereby, without the prior written consent of the Partnership, which consent may be granted or withheld in such the Partnership’s sole discretion. The Partnership may assign this Agreement without the consent or approval of the Operator. Any assignment hereunder shall be effective on the first Day of the Month following the Month during which the assignment is complete. In the event of an assignment of this Agreement by either Party, the assignor shall have no further rights, liability or obligations hereunder; provided, however, that the assignor shall not be discharged from any obligation which it owes to the other Party by reason of any loss, cost, damage, expense or liability which shall occur or arise (or the circumstances, events or basis of which shall occur or arise) prior to the effective date of such assignment. This Agreement and all of the obligations and rights herein established shall extend to and be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the respective Parties hereto.

14.7                        References to Money. All references in this Agreement to money shall be to or in Dollars of the United States of America.

14.8                        Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or unenforceable for any reason, such provision shall be deemed null and void, but this Agreement shall remain in force in all other respects. Should any provision of this Agreement be or become ineffective because of changes in applicable laws or interpretations thereof or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement shall not be affected thereby. If such circumstances arise, the Parties hereto shall negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by law.

14.9                        Third Persons. Nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a Party hereto any rights or remedies under or by reason of this Agreement.

14.10                 Laws and Regulatory Bodies. This Agreement and the obligations of the Parties hereunder are subject to all applicable laws, rules, orders and regulations of governmental authorities having jurisdiction and, in the event of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

14.11                 Remedies Cumulative. Remedies provided under the provisions of this Agreement shall be cumulative and, shall be in addition to the remedies provided by law or in equity.

14.12                 Conflicts. In the event there is any conflict between this Agreement and any schedule or subsequent agreement referred to herein, the provisions hereof shall be deemed controlling, except in the event of a conflict with the Partnership Agreement, in which event the Partnership Agreement shall be deemed controlling.

14.13                 Approval of Partnership or Management Committee. Unless otherwise specified, when the approval or other action of the Partnership is required under this Agreement such requirement shall be deemed to require approval of the Management Committee pursuant to the provisions of §7 of the Partnership Agreement.

14.14                 Amendment. This Agreement may be amended, supplemented, restated, modified or otherwise changed only upon the written direction of the Partnership.

14.15                 Section Numbers. Unless otherwise indicated, references to Section numbers are to Sections of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the 2d day of October, 1996.

THE PARTNERSHIP:

PORTLAND NATURAL GAS TRANSMISSION SYSTEM

By:	NATURAL GAS DEVELOPMENT, INC.
(Its General Partner)

/s/ Dwight G. Curley
	By:	Dwight G. Curley
	Title:	Chairman of the Board

By:	ELPASO ENERGY PORTLAND CORPORATION
(Its General Partner)
(formerly TENNECO PORTLAND CORPORATION)

/s/ E. J. Holm
	By:	E. J. Holm
	Title:	Sr. Vice President

By:	JMC PORTLAND (INVESTORS), INC.
(Its General Partner)

/s/ John A. Rosenkranz
	By:	John A. Rosenkranz
	Title:	Manager

By:	GAZ METRO PORTLAND
CORPORATION (Its General Partner)

/s/ Sophie Brochu
	By:	Sophie Brochu
	Title:	VP Development

By:	MCNIC EAST COAST PIPELINE COMPANY (Its General Partner) (formerly EAST COAST PIPELINE COMPANY)

/s/ Michael Feodorov
	By:	Michael Feodorov
	Title:	Director Business Development

By:	TCPL PORTLAND, INC. (Its General Partner)

/s/ Philip Knoll
	By:	Philip Knoll
	Title:	V.P. Development

OPERATOR:

PNGTS OPERATING CO., LLC

/s/ Michael A. Minkos
	By:	Michael A. Minkos
	Title:	President